Exhibit 99

EXHIBIT 99  -  PRESS RELEASE DATED July 22, 2004

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Assistant Treasurer

(612) 376-3030

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS RECORD SALES AND EPS FOR 2ND QUARTER 2004;  EPS INCREASES 17% TO $0.42 PER SHARE

MINNEAPOLIS, July 22, 2004  - Bemis Company, Inc. (NYSE-BMS) today reported record quarterly diluted earnings of $0.42 per share for the second quarter ended June 30, 2004, a 16.7 percent increase compared to the prior year’s earnings of $0.36 per share.

Second quarter net sales increased 6.4 percent to a record $713 million from $670 million in the prior year.  Currency effects accounted for 1.8 percent of the increase.  The impact from acquisitions was a 1.0 percent increase in sales.

“This quarter’s record performance reflects the strength of our business strategy and effective cost management,” said Jeff Curler, Bemis Company President and Chief Executive Officer. “We are enjoying strong unit volume growth in certain markets where packaging innovation offers increased market share to our customers as well as a competitive advantage to Bemis.  This unit volume growth is substantially offset by decreases in unit volume for markets that rely less on packaging innovation and are more sensitive to changes in raw material prices.  The result is improved sales mix and, combined with our ability to capture and maintain the cost savings associated with last year’s restructuring activities, better operating profit margins.”

BUSINESS SEGMENTS

Flexible Packaging

Flexible packaging, representing about 79 percent of total company net sales, reported net sales of $564 million in the second quarter, an increase of 6.0 percent compared to the same quarter in 2003.  Currency effects accounted for about 1.5 percent of sales growth.  An investment in a Mexican joint venture in May 2004 contributed less than one percent to sales growth during the quarter.  Operating profit for the second quarter was $78.6 million, up 13.3 percent from the second quarter of 2003.  As a percentage of net sales, operating profit increased to 13.9 percent from 13.0 percent a year ago.

Commenting on the flexible packaging segment, Curler noted, “Sales mix upgrades are delivering improved performance in this business segment.  Innovative new packaging for markets such as confectionery and snack foods, frozen foods and beverage multipacks have replaced declining unit volumes in markets for bakery and industrial products.  Recent capital investments have had a positive impact on operating margins by improving production efficiency and adding capacity for our growth markets.  New multilayer film lines starting up this year in our European plants are expected to provide additional opportunities for sales and operating margin growth beginning in the latter half of 2004.”

Pressure Sensitive Materials

Second quarter net sales of the pressure sensitive materials business segment were $149 million, a 7.8 percent increase from the second quarter of 2003.  Currency effects accounted for about 2.8 percent of this increase while a November 2003 graphics products acquisition accounted for about 2.7 percent.  Operating profit of $9.3 million or 6.3 percent of net sales for the quarter improved from the second quarter of 2003 when operating profit was $6.0 million or 4.3 percent of net sales.

“Having substantially completed the restructuring activities for this business segment, we are focusing our efforts on pressure sensitive innovation,” Curler said. “Our new high performance label products are receiving wide acceptance from our North American customers.  Our European pressure sensitive business, which emphasizes the higher margin graphic products, is performing well.  Successful cost management remains important to these improved operating profit margins in 2004.”

Other Costs (Income), Net

Other costs and income includes a $2.3 million increase in equity income from the Company’s Brazilian joint venture.  This increase reflects improved profitability of the joint venture operations and an increase in equity ownership from 33 percent to 45 percent in January 2004.

Capital Structure

Total debt was $568 million, compared to the year-end 2003 balance of $590 million.  Debt to total capitalization was 29.4 percent at June 30, 2004, compared to 31.4 percent at December 31, 2003.

2004 Earnings Outlook

Bemis expects third quarter 2004 earnings per share to be comparable to the second quarter 2004 level.  For the full year 2004, management continues to expect to achieve diluted earnings in the range of $1.62 to $1.70 per share.

Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2004 financial results this morning at 10 a.m., Eastern Daylight Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations”.  However, they are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide.  Founded in 1858, the Company reported 2003 net sales of $2.6 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing and converting. The Company’s pressure sensitive materials business specializes in adhesive technologies.  Based in Minneapolis, Minnesota, Bemis employs about 12,000 individuals in 52 manufacturing facilities in 9 countries around the world.  More information about the company is available at our website, www.bemis.com.

Statements in this release that are not historical, including statements relating to the expected future performance of the company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2003.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net sales	$712,924	$670,165	$1,396,961	$1,308,724

Costs and expenses:
Cost of products sold	558,474	533,932	1,098,553	1,041,291
Selling, general and administrative expenses	71,906	64,489	141,887	130,319
Research and development	5,695	6,046	10,755	11,102
Interest expense	3,925	3,235	6,525	6,661
Other costs (income), net	(2,071)	(1,211)	(5,856)	(1,704)
Minority interest in net income	124	181	199	388

Income before income taxes	74,871	63,493	144,898	120,667

Provision for income taxes	29,100	24,700	56,100	46,400

Net income	$45,771	$38,793	$88,798	$74,267

Basic earnings per share of common stock	$.43	$.37	$.83	$.70

Diluted earnings per share of common stock	$.42	$.36	$.82	$.69

Cash dividends paid	$.16	$.14	$.32	$.28

Weighted average common shares outstanding	106,893	106,212	106,846	106,130
Weighted average common shares and common stock equivalents outstanding	107,963	107,658	107,747	107,636

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

(unaudited)

	Jun 30, 2004	Dec 31, 2003
ASSETS
Cash	$77,994	$76,476
Accounts receivable, net	353,551	333,743
Inventories, net	337,844	305,182
Prepaid expenses	35,466	36,505
Total current assets	804,855	751,906

Property and equipment, net	931,763	915,275

Goodwill	440,985	450,593
Other intangible assets, net	68,023	71,149
Deferred charges and other assets	122,160	104,009
Total	631,168	625,751

TOTAL ASSETS	$2,367,786	$2,292,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$990	$1,113
Short-term borrowings	5,434	5,402
Accounts payable	239,451	222,774
Accrued salaries and wages	64,545	69,499
Accrued income and other taxes	19,527	16,798
Total current liabilities	329,947	315,586

Long-term debt, less current portion	561,744	583,399
Deferred taxes	156,973	150,312
Deferred credits and other liabilities	109,086	99,505
Total liabilities	1,157,750	1,148,802

Minority interest	2,734	5,397

Stockholders’ equity:
Common stock issued (115,729,457 and 115,045,107 shares)	11,573	11,505
Capital in excess of par value	263,005	249,609
Retained income	1,194,749	1,140,151
Other comprehensive income (loss)	(11,681)	(12,188)
Treasury common stock (8,803,061 and 8,803,061 shares)	(250,344)	(250,344)
Total stockholders’ equity	1,207,302	1,138,733

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,367,786	$2,292,932

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities
Net income	$88,798	$74,267
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,461	65,573
Minority interest in net income	199	388
Stock award compensation	7,450	6,177
Deferred income taxes	5,169	3,525
Loss (income) of unconsolidated affiliated company	(5,494)	(688)
Loss (gain) on sales of property and equipment	642	141
Restructuring related activities	(3,140)
Changes in working capital, net of effects of acquisitions	(21,064)	(14,963)
Net change in deferred charges and credits	12,440	2,642

Net cash provided by operating activities	152,461	137,062

Cash flows from investing activities
Additions to property and equipment	(69,354)	(46,930)
Business acquisitions and adjustments, net of cash acquired	(31,391)	(1,185)
Proceeds from sales of property and equipment	381	75
Proceeds from sale of restructuring related assets	3,131
Increased investment in unconsolidated affiliated company	(7,065)

Net cash used in investing activities	(104,298)	(48,040)

Cash flows from financing activities
Repayment of long-term debt	(12,581)	(39,777)
Change in short-term debt	(28)	2,229
Cash dividends paid to stockholders	(34,200)	(29,724)
Stock incentive programs	293	213

Net cash used in financing activities	(46,516)	(67,059)

Effect of exchange rates on cash	(129)	7,192

Net increase in cash	1,518	29,155

Cash balance at beginning of year	76,476	56,401

Cash balance at end of period	$77,994	$85,556